Exhibit 10.3

TAX PROTECTION AGREEMENT

THIS TAX PROTECTION AGREEMENT (this “Agreement”) is made and entered into as of January 1, 2013 by and among GTJ REIT, INC., a Maryland real estate investment trust (the “REIT”), GTJ REALTY, LP (the “Partnership”), JEFFREY WU, WU FAMILY 2012 GIFT TRUST, PAUL COOPER, JEROME COOPER, JEFFREY RAVETZ, SARAH RAVETZ and LOUIS SHEINKER (each a “Protected Partner and collectively the “Protected Partners”).

WHEREAS, pursuant to that certain Contribution Agreement, dated as of January 1, 2013 (the “Contribution Agreement”), the Protected Partners caused to be transferred to the Partnership all of such Protected Partner’s beneficial ownership interests in the various entities that own real estate properties, as identified in said Contribution Agreement, subject to specified liabilities, in exchange for units of limited partnership interests in the Partnership (“Units”) (the “Transaction”);

WHEREAS, it is intended for federal income tax purposes that the Transaction be treated as a contribution by the Protected Partners of all of the contributed assets, subject to the assumed liabilities, to the Partnership in exchange for Partnership interests under Section 721 of the Internal Revenue Code of 1986, as amended (the “Code”)

WHEREAS, in accordance with the Contribution Agreement and in consideration for the agreement of the Protected Partners to consummate the Transaction, the parties desire to enter into this Agreement regarding certain tax matters associated with the Transaction; and

WHEREAS, the REIT and the Partnership desire to evidence their agreement regarding amounts that may be payable as a result of certain actions being taken by the Partnership regarding the deposition of certain of the contributed assets and certain debt obligations of the Partnership and its subsidiaries.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein and in the Contribution Agreement, the parties hereto hereby agree as follows:

ARTICLE 1
DEFINITIONS

To the extent not otherwise defined herein, capitalized terms used in this Agreement have the meanings ascribed to them in the Partnership Agreement (as defined below).

“Closing Date” means January 1, 2013.

“Code” means the Internal Revenue Code of 1986, as amended.

“Partnership” means GTJ Realty, L.P., a Delaware limited partnership.

“Consent” means the prior written consent to do the act or thing for which the consent is required or solicited, which consent may be executed by a duly authorized officer or agent of the party granting such consent.

“Contributed Assets” means the assets contributed, directly or indirectly, to the Partnership by the Protected Partners.

“Excess Protected Gain” means for a Gain Limitation Year, the amount by which the Protected Gain recognized by the Protected Partners, as a group, with respect to such Gain Limitation Year with respect to the Gain Limitation Properties exceeds the Annual Gain Limitation for such Gain Limitation Year.

“Gain Limitation Property” means (i) each of the properties identified on Schedule 2.1(b) hereto as a Gain Limitation Property; (ii) any other properties or assets hereafter acquired by the Partnership or any direct or indirect interest owned by the Partnership in any entity that owns an interest in a Gain Limitation Property, if the disposition of that interest would result in the recognition of Protected Gain by a Protected Partner; and (iii) any other property that the Partnership directly or indirectly receives that is in whole or in part a “substituted basis property” as defined in Section 7701(a)(42) of the Code with respect to a Gain Limitation Property.

“Gain Limitation Year” means a taxable year of the Partnership ending on or before the expiration of the Tax Protection Period.

“Guaranteed Amount” means the aggregate amount of each Guaranteed Debt that is guaranteed at any time by Partner Guarantors.

“Guaranteed Debt” means any loans incurred (or assumed) by the Partnership or any of its subsidiaries that are guaranteed by Partner Guarantors at any time after the Closing Date pursuant to Article 3 hereof.

“Minimum Liability Amount” means, for each Protected Partner, the amount set forth on Schedule 3.1 hereto next to such Protected Partner’s name and as decreased at a particular time to the extent that, at such time, any reduction in the Minimum Liability Amount would not have any adverse consequences on any Protected Partner.

“Nonrecourse Liability” has the meaning set forth in Treasury Regulations §1.752-1(a)(2).

“Partner Guarantors” means those Protected Partners who have guaranteed any portion of the Guaranteed Debt. The Partner Guarantors and each Partner Guarantor’s dollar amount share of the Guaranteed Amount with respect to the Guaranteed Debt is zero as of the Closing Date and will be set forth amended from time to time Schedule 3.2 hereto.

“Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of GTJ Realty, L.P., dated as of January 1, 2013, and as the same may be further amended in accordance with the terms thereof.

“Protected Gain” shall mean the gain that would be allocable to and recognized by a Protected Partner under Section 704(c) of the Code in the event of the sale of a Protected Property or Gain Limitation Property in a fully taxable transaction (excluding its corresponding share of “book gain,” if any). The initial amount of Protected Gain with respect to each Protected Partner shall be determined as if the Partnership sold a Protected Property or Gain Limitation Property in a fully taxable transaction on the Closing Date for consideration equal to the Section 704(b) Value of such Protected Property or Gain Limitation Property on the Closing Date, and is set forth on Schedule 2.1(b) hereto. Gain that would be allocated to a Protected Partner upon a sale of a Protected Property or Gain Limitation Property that is “book gain” (for example, gain attributable to appreciation in the actual value of the Protected Property or Gain Limitation Property following the Closing Date or gain resulting from reductions in the “book value of the Protected Property or Gain Limitation Property following the Closing Date) would not be considered Protected Gain. (As used in this definition, “book gain” is any gain that would not be required under Section 704(c) of the Code and the applicable regulations to be specially allocated to the Protected Partners, but rather would be allocated to all Partners in the Partnership, including the REIT, in accordance with their respective economic interests in the Partnership.)

“Protected Partner” means those persons set forth on Schedule 2.1(a) hereto as “Protected Partners,” any person who acquires Units from a Protected Partner in a transaction in which gain or loss is not recognized in whole or in part and in which such transferee’s adjusted basis, as determined for federal income tax purposes, is determined in whole or in part by reference to the adjusted basis of a Protected Partner in such Units.

“Protected Property” means (i) each of the properties identified as a Protected Property on Schedule 2.1(b) hereto; (ii) any direct or indirect interest owned by the Partnership in any Subsidiary that owns an interest in a Protected Property, if the disposition of such properties, assets or interest would result in the recognition of Protected Gain with respect to a Protected Property by a Protected Partner; and (iii) any other property that the Partnership directly or indirectly receives that is in whole or in part a “substituted basis property” as defined in Section 7701(a)(42) of the Code with respect to a Protected Property.

“Qualified Guarantee” has the meaning set forth in Section 3.2.

“Qualified Guarantee Indebtedness” has the meaning set forth in Section 3.2.

“Section 704(b) Value” means the fair market value of any Protected Property or Gain Limitation Property as agreed to by the Partnership and the Protected Partners and as forth next to each Protected Property on Schedule 2.1(b). For purposes of this Agreement, the aggregate Section 704(b) Value for all properties contributed to the Partnership by the Protected Partners in the Transaction will be the agreed value of the Units to be issued in the Transaction plus the mortgage debt secured by or allocable to such properties outstanding on the Closing Date that is assumed by the Partnership pursuant to the Contribution Agreement. The Section 704(b) Value for each Protected Property and each Gain Limitation Property shall be as determined by agreement between the Protected Partners and the Partnership pursuant to this Agreement. The Partnership shall initially carry the Protected Property or Gain Limitation Property on its books at a value equal to the Section 704(b) Value as set forth above.

“Subsidiary” means any entity in which the Partnership owns a direct or indirect interest that owns a Protected Property or a Gain Limitation Property on the Closing Date, after giving effect to the Transaction, or that thereafter is a successor to the Partnership’s direct or indirect interests in a Protected Property or Gain Limitation Property.

“Tax Protection Period” means the period commencing on the Closing Date and ending at 12:01 AM on a date which is seven (7) years from the Closing Date.

“Units” means the units of limited partnership of the Partnership, as described in the Partnership Agreement.

ARTICLE 2
RESTRICTIONS ON DISPOSITIONS OF PROTECTED PROPERTIES

2.1          General Prohibition on Disposition of Protected Properties. The Partnership agrees for the benefit of each Protected Partner, for the term of the Tax Protection Period, not to directly or indirectly sell, exchange, transfer, or otherwise dispose of a Protected Property or any interest therein (without regard to whether such disposition is voluntary or involuntary) in a transaction that would cause any of the Protected Partners to recognize any remaining Protected Gain.

Without limiting the foregoing, the term “sale, exchange, transfer or disposition” by the Partnership shall be deemed to include, and the prohibition shall extend to:

(a)                                 any direct or indirect disposition by any direct or indirect Subsidiary of any Protected Property or any interest therein;

(b)                                 any direct or indirect disposition by the Partnership of any Protected Property (or any direct or indirect interest therein) that is subject to Section 704(c)(1)(B) of the Code and the Treasury Regulations thereunder; and

(c)                                  any distribution by the Partnership to a Protected Partner that is subject to Section 737 of the Code and the Treasury Regulations thereunder;

Without limiting the foregoing, a disposition shall include any transfer, voluntary or involuntary, by the Partnership or any Subsidiary in a foreclosure proceeding, pursuant to a deed in lieu of foreclosure, or in a bankruptcy proceeding.

Notwithstanding the foregoing, this Section 2.1 shall not apply to a voluntary, actual disposition by a Protected Partner of Units in connection with a merger or consolidation of the Partnership pursuant to which (1) the Protected Partner is offered either cash or property treated as cash pursuant to Section 731 of the Code (“Cash Consideration”) or partnership interests in a partnership that would be treated as the continuing partnership under the principles of Section 708 of the Code and the receipt of such partnership interests would not result in the recognition of gain for federal income tax purposes by the Protected Partner (“Partnership Interest Consideration”); (2) the Protected Partner has the ability to elect to receive solely Partnership Interest Consideration in exchange for his Units and the continuing partnership has agreed in writing to assume the obligations of the Partnership under this Agreement; (3) no Protected Gain is recognized by the Partnership as a result of any partner of the Partnership receiving Cash Consideration; and (4) the Protected Partner elects to receive Cash Consideration.

2.2          The restriction set forth in Section 2.1 shall not apply to any sale, exchange, transfer or disposition by the Partnership of any Protected Property, or any interest therein (or in the entity owning, directly or indirectly, the Protected Property), as a result of the condemnation or taking of any Protected Property by a governmental entity in an eminent domain proceeding or otherwise, provided that the Partnership shall use commercially reasonable efforts to structure such disposition as either a tax-free like-kind exchange under Section 1031 of the Code or a tax-free investment of proceeds under Section 1033 of the Code, provided that in no event shall the Partnership be obligated to acquire or invest in any property that it would otherwise not have acquired or invested in accordance with its historical or stated investment practices.  The exception provided for in this Section 2.2 shall not apply in the event the Board of Directors of the REIT (including a majority of the disinterested directors) makes a determination in good faith that it is not in the best interests of the REIT and its Stockholders to effect a tax-free, like-kind exchange under Section 1031 of the Code or tax-free investment of proceeds under Section 1033 of the Code, or any successor provisions of the Code.

2.3          Exceptions Where No Gain Recognized. Notwithstanding the restriction set forth in Section 2.1, the Partnership or any Subsidiary may dispose of any Protected Property (or any interest therein) if such disposition qualifies as a like-kind exchange under Section 1031 of the Code, or an involuntary conversion under Section 1033 of the Code, or other transaction (including, but not limited to, a contribution of property to any entity that qualifies for the non-recognition of gain under Section 721 or Section 351 of the Code, or a merger or consolidation of the Partnership with or into another entity that qualifies for taxation as a “partnership” for federal income tax purposes (a “Successor Partnership”)) that, as to each of the foregoing, does not result in the recognition of any taxable income or gain to any Protected Partner with respect to any of the Units; provided, however, that:

(a)                                 in the case of a Section 1031 like-kind exchange, if such exchange is with a “related party” within the meaning of Section 1031(f)(3) of the Code, any direct or indirect disposition by such related party of the Protected Property or any other transaction prior to the expiration of the two (2) year period following such exchange that would cause Section 1031(f)(1) to apply with respect to such Protected Property (including by reason of the application of Section 1031(f)(4)) shall be considered a violation of Section 2.1 by the Partnership; and

(b)                                 in the event that at the time of the exchange or other disposition the Protected Property is secured, directly or indirectly, by indebtedness that is guaranteed by a Protected Partner (or for which a Protected Partner otherwise has personal liability) and that is not then in default and the transferee is not a Subsidiary of the Partnership that both is more than 50% owned, directly or indirectly by the Partnership and is and will continue to be under the legal control of the Partnership (which shall include a partnership or limited liability company in which the Partnership or a wholly owned subsidiary of the Partnership is the sole managing general partner or sole managing Partner, as applicable), (a) either (I) such indebtedness shall be repaid in full or (II) the Partnership shall obtain from the lenders with respect to such indebtedness a full and complete release of liability for each of the Protected Partners that has guaranteed, or otherwise has liability for, such indebtedness, and (b) if such indebtedness is a Guaranteed Debt and the Tax Protection Period shall not have expired, the Partnership shall comply with its covenants set forth in

Article 3 below with respect to such Guaranteed Debt and the Partner Guarantors that are considered to have liability for such Guaranteed Debt (determined under Section 3.4 treating such events as a repayment of the Guaranteed Debt).

ARTICLE 3
ALLOCATION OF LIABILITIES; GUARANTEE OPPORTUNITY AND DEFICIT RESTORATION OBLIGATIONS

3.1          Minimum Liability Allocation. During the Tax Protection Period, the Partnership will offer to each Protected Partner the opportunity to enter into Qualified Guarantees of Qualified Guarantee Indebtedness in such amount or amounts so as to cause the amount of partnership liabilities allocated to such Protected Partner for purposes of Section 752 of the Code to be not less than such Protected Partner’s Minimum Liability Amount and to cause the amount of partnership liabilities with respect to which such Protected Partner will be considered to be “at risk” for purposes of Section 465 of the Code (without taking into account any action of the Protected Partner that would preclude such liability from being so considered) to be not less than such Protected Partner’s Partner’s Minimum Liability Amount, as provided in this Article 3.  In order to minimize the need for Protected Partners to enter into Qualified Guarantees, the Partnership will use the additional method under Treasury Regulations Section 1.752-3(a)(3) to allocate excess Nonrecourse Liabilities considered secured by a Protected Property or Gain Limitation Property to the Protected Partners to the extent that the “built-in gain” with respect to those properties exceeds the amount of the Nonrecourse Liabilities considered secured by such Protected Property or Gain Limitation Property allocated to the Protected Partners under Treasury Regulations Section 1.752-3(a)(2). The Partnership may choose to allocate excess Nonrecourse Liabilities under one of the other available methods under Treasury Regulation Section 1.752-3(a)(3) providing such method does not result in any adverse consequences to a Protected Partner.

3.2          Qualified Guarantee Indebtedness and Qualified Guarantee; Treatment of Qualified Guarantee Indebtedness as Guaranteed Debt. In order for an offer by the Partnership of an opportunity to guarantee indebtedness to satisfy the requirements of this Article 3, (1) the indebtedness to be guaranteed must satisfy all of the conditions set forth in this Section 3.2 (indebtedness satisfying all such conditions is referred to as “Qualified Guarantee Indebtedness”); (2) the guarantee by the Partner Guarantors must be pursuant to a Guarantee Agreement substantially in the form attached hereto as Schedule 3.7 that satisfies the conditions set forth in Sections 3.2 (i) and (iii) (a “Qualified Guarantee”); (3) the amount of debt required to be guaranteed by the Partner Guarantor must not exceed the portion of the Guaranteed Amount for which a replacement guarantee is being offered; and (4) the debt to be guaranteed must be considered indebtedness of the Partnership for purposes of determining the adjusted tax basis of the interests of partners in the Partnership in their partnership interests determined in accordance with the Code . If, and to the extent that, a Partner Guarantor elects to guarantee Qualified Guarantee Indebtedness pursuant to an offer made in accordance with this Article 3, such indebtedness thereafter shall be considered a Guaranteed Debt and subject to all of this Article 3. The conditions that must be satisfied at all times with respect to any additional or replacement Guaranteed Debt offered pursuant to this Article 3 hereof and the guarantees with respect thereto are as follows:

(i)                                     each such guarantee shall be a “bottom dollar guarantee” in that the lender for the Guaranteed Debt is required to pursue all other collateral and security for the Guaranteed Debt (other than any “bottom dollar guarantees” permitted pursuant to this clause (i) and/or Section 3.3 below) prior to seeking to collect on such a guarantee, and the lender shall have recourse against the guarantee only if, and solely to the extent that, the total amount recovered by the lender with respect to the Guaranteed Debt after the lender has exhausted its remedies as set forth above is less than the aggregate of the Guaranteed Amounts with respect to such Guaranteed Debt (plus the aggregate amounts of any other guarantees (x) that are in effect with respect to such Guaranteed Debt at the time the guarantees pursuant to this Article 3 are entered into, or (y) that are entered into after the date the guarantees pursuant to this Article 3 are entered into with respect to such Guaranteed Debt and that comply with Section 3.5 below, but only to the extent that, in either case, such guarantees are “bottom dollar guarantees” with respect to the Guaranteed Debt), and the maximum aggregate liability of each Partner Guarantor for all Guaranteed Debt shall be limited to the amount actually guaranteed by such Partner Guarantor;

(ii)                                  the fair market value of the collateral against which the lender has recourse pursuant to the Guaranteed Debt, determined as of the time the guarantee is entered into (an independent appraisal relied upon by the lender in making the loan shall be conclusive evidence of such fair market value when the guarantee is being entered into in connection with the closing of such loan), shall not be less than 150% of the sum of (x) the aggregate of the Guaranteed Amounts with respect to such Guaranteed Debt, plus (y) the dollar amount of any other indebtedness that is senior to or pari passu with the Guaranteed Debt and as to which the lender thereunder has recourse against property that is collateral of the Guaranteed Debt, plus (z) the aggregate amounts of any other guarantees

(A) that are in effect with respect to such Guaranteed Debt at the time the guarantees pursuant to this Article 3 are entered into with respect to such Guaranteed Debt and that comply with Section 3(e) below, but only to the extent that such guarantees are “bottom dollar guarantees” with respect to the Guaranteed Debt);

(iii)                               (A) the executed guarantee must be delivered to the lender and (B) the execution of the guarantee by the Partner Guarantors must be acknowledged by the lender as an inducement to it to make a new loan, to continue an existing loan (which continuation is not otherwise required), or to grant a material consent under an existing loan (which consent is not otherwise required to be granted) or, alternatively, the guarantee otherwise must be enforceable under the laws of the state governing the loan and in which the property securing the loan is located or in which the lender has a significant place of business (with any bona fide branch or office of the lender through which the loan is made, negotiated, or administered being deemed a “significant place of business” for the purposes hereof);

(iv)                              as to each Partner Guarantor that is executing a guarantee pursuant to this Agreement, there must be no other Person that would be considered to “bear the economic risk of loss,” within the meaning of Treasury Regulation §1.752-2; or could be considered to be “at risk” for purposes of Section 465(b) with respect to that portion of such debt for which such Partner Guarantor is being made liable for purposes of satisfying the Partnership’s obligations to such Partner Guarantor under this Article 3;

(v)                                 the aggregate Guaranteed Amounts with respect to the Guaranteed Debt will not exceed 25% of the amount of the Guaranteed Debt outstanding at the time the guarantee is executed. Except for guarantees already in place at the time a guarantee opportunity is presented to the Protected Partners, at no time can there be guarantees with respect to the Guaranteed Debt that are provided by other persons that are “pari passu” with or at a lower level of risk than the guarantees provided by the Protected Partners. If there are guarantees already in place at the time a guarantee opportunity is presented to the Protected Partners that are “pari passu” with or at a lower level of risk than the guarantees provided by the Protected Partners, then the amount of Guaranteed Debt subject to such existing guarantees shall be added to the Guaranteed Amount for purposes of calculating the 25% limitation set forth in this Section 3.2(v); and

(vi)                              the obligor with respect to the Guaranteed Debt is the Partnership or an entity which is and will continue to be under the legal control of the Partnership (which shall include a partnership or limited liability company in which the Partnership or a wholly-owned subsidiary of the Partnership is the sole managing general partner or sole managing Partner, as applicable).

3.3          Covenant With Respect to Guaranteed Debt Collateral. The Partnership covenants with the Partner Guarantors with respect to the Guaranteed Debt that (A) it will comply with the requirements set forth in Section 3.2(b) upon any disposition of any collateral for a Guaranteed Debt, during the Guarantee Protection Period, and (B) it will not at any time, during the Guarantee Protection Period, pledge the collateral with respect to a Guaranteed Debt to secure any other indebtedness (unless such other indebtedness is, by its terms, subordinate in all respects to the Guaranteed Debt for which such collateral is security) or otherwise voluntarily dispose of or reduce the amount of such collateral unless either (i) after giving effect thereto the conditions in Section 3.2(ii) would continue to be satisfied with respect to the Guaranteed Debt and the Guaranteed Debt otherwise would continue to be Qualified Guarantee Indebtedness, or (ii) the Partnership (A) obtains from the lender with respect to the original Guaranteed Debt a full and complete release of any Partner Guarantor unless the Partner Guarantor expressly requests that it not be released, and (B) if the Tax Protection Period has not expired, offers to each Partner Guarantor with respect to such original Guaranteed Debt, not less than 30 days prior to such pledge or disposition, the opportunity to enter into a Qualified Guarantee of other the Partnership indebtedness that constitutes Qualified Guarantee Indebtedness (with such replacement indebtedness thereafter being considered a Guaranteed Debt and subject to this Article 3) in an amount equal to the amount of such original Guaranteed Debt that was guaranteed by such Partner Guarantor.

3.4          Repayment or Refinancing of Guaranteed Debt. The Partnership shall not, at any time during the Tax Protection Period applicable to a Partner Guarantor, repay or refinance all or any portion of any Guaranteed Debt unless (i) after taking into account such repayment, each Partner Guarantor would be entitled to include in its tax basis for its Units an amount of Guaranteed Debt equal to its Minimum Liability Amount, or (ii) alternatively, the Partnership, not less than 30 days prior to such repayment or refinancing, offers to the applicable Partner Guarantors the opportunity either to enter into a Qualified Guarantee with respect to other Qualified Guarantee Indebtedness in an amount sufficient so that, taking into account such guarantees of such other Qualified Guarantee Indebtedness, each Partner Guarantor who guarantees such other Qualified Guarantee Indebtedness in the amount specified by the Partnership would be entitled to include in its adjusted tax basis for its Units debt equal to the Minimum Liability Amount for such Partner Guarantor.

3.5          Limitation on Additional Guarantees With Respect to Debt Secured by Collateral for Guaranteed Debt. The Partnership shall not offer the opportunity or make available to any person or entity other than a Protected Partner a guarantee of any Guaranteed Debt or other debt that is secured, directly or indirectly, by any collateral for Guaranteed Debt unless (i) such debt by its terms is subordinate in all respects to the Guaranteed Debt or, if such other guarantees are of the Guaranteed Debt itself, such guarantees by their terms must be paid in full before the lender can have recourse to the Partner Guarantors (i.e., the first dollar amount of recovery by the applicable lenders must be applied to the Guaranteed Amount); provided that the foregoing shall not apply with respect to additional guarantees of Guaranteed Debt so long as the conditions set forth in Sections 3.2(ii) and (v) would be satisfied immediately after the implementation of such additional guarantee (determined in the case of Section 3.2(ii), based upon the fair market value of the collateral for such Guaranteed Debt at the time the additional guarantee is entered into and adding the amount of such additional guarantee(s) to the sum of the applicable Guaranteed Amounts plus any other preexisting “bottom dollar guarantee” previously permitted pursuant to this Section 3.5 or Sections 3.2(i) and (ii) above, for purposes of making the computation provided for in Section 3.2(ii)), and (ii) and such other guarantees do not have the effect of reducing the amount of the Guaranteed Debt that is includible by any Partner Guarantor in its adjusted tax basis for its Units pursuant to Treasury Regulation §1.752-2.

3.6          Process. Whenever the Partnership is required under this Article 3 to offer to one or more of the Partner Guarantors an opportunity either to guarantee Qualified Guarantee Indebtedness, the Partnership shall be considered to have satisfied its obligation if the other conditions in this Article 3 are satisfied and, not less than thirty (30) days prior to the date that such guarantee would be required to be executed in order to satisfy this Article 3, the Partnership sends by first class mail, return receipt requested, to the last known address of each such Partner Guarantor (as reflected in the records of the Partnership) the Guarantee Agreement (which shall be substantially in the form of Schedule 3.7 hereto, with such changes thereto as are necessary to reflect the relevant facts) and a brief letter explaining the relevant circumstances (including, as applicable, that the offer is being made pursuant to this Article 3, the circumstances giving rise to the offer, a brief summary of the terms of the Qualified Guarantee Indebtedness to be guaranteed, a brief description of the collateral for the Qualified Guarantee Indebtedness, a statement of the amount to be guaranteed, the address to which the executed Guarantee Agreement, as applicable, must be sent and the date by which it must be received, and a statement to the effect that, if the Protected Partner fails to execute and return such Agreement within the time period specified, the Partner Guarantor thereafter would lose its rights under this Article 3 with respect to the amount of debt that the Partnership is required to offer to be guaranteed, and depending upon the Partner Guarantor’s circumstances and other circumstances related to the Partnership, the Partner Guarantor could be required to recognize taxable gain as a result thereof, either currently or prior to the expiration of the Tax Protection Period, that otherwise would have been deferred). If a notice is properly sent in accordance with this procedure, the Partnership shall have not responsibility as a result of the failure of a Partner Guarantor either to receive such notice or to respond thereto within the specified time period.

3.7          Presumption as to Schedule 3.7. The form of the Guarantee Agreement attached hereto as Schedule 3.7 shall be conclusively presumed to satisfy the conditions set forth in Section 3.2(i) and to have caused the Guaranteed Debt to be considered allocable to the Partner Guarantor who enters into such Guarantee Agreement pursuant to Treasury Regulation §1.752-2 so long as all of the following conditions are met with respect such Guaranteed Debt:

(i)            there are no other guarantees in effect with respect to such Guaranteed Debt (other than the guarantees contemporaneously being entered into by the Partner Guarantors pursuant to this Article 3);

(ii)           the collateral securing such Guaranteed Debt is not, and shall not thereafter become, collateral for any other indebtedness that is senior to or pari passu with such Guaranteed Debt;

(iii)          no additional guarantees with respect to such Guaranteed Debt will be entered into during the applicable Tax Protection Period pursuant to the proviso set forth in Section 3.3;

(iv)          the lender with respect to such Guaranteed Debt is not the Partnership, any Subsidiary or other entity in which the Partnership owns a direct or indirect interest, the REIT, any other partner in the Partnership, or any person related to any partner in the Partnership as determined for purposes of Treasury Regulation §1.752-2 or any person that would be considered a “related party” as determined for purposes of Section 465 of the Code; and

(v)           none of the REIT, nor any other partner in the Partnership, nor any person related to any partner in the Partnership as determined for purposes of Treasury Regulation §1.752-2 shall have provided, or shall thereafter provide, collateral for, or otherwise shall have entered into, or shall thereafter enter into, a relationship that would cause such person or entity to be considered to bear the risk of loss with respect to such Guaranteed Debt, as determined for purposes of Treasury Regulation §1.752-2 or that would cause such entity to be considered “at risk” with respect to such Guaranteed Debt, as determined for purposes of Section 465 of the Code.

3.8          Additional Guarantee Opportunities. Without limiting any of the other obligations of the Partnership under this Agreement, from and after the expiration of the Tax Protection Period, the Partnership shall, upon a request from a Protected Partner, use commercially reasonable efforts to permit such Protected Partner to enter into an agreement with the Partnership to bear the economic risk of loss as to a portion of the Partnership’s recourse indebtedness by undertaking an obligation to restore a portion of its negative capital account balance upon liquidation of such Protected Partner’s interest in the Partnership and/or to bear financial liability under a Guarantee Agreement substantially in the form of Exhibit 3.7 hereto for indebtedness that would be considered Qualifying Guarantee Indebtedness under Section 3.2 hereof, if such Protected Partner shall provide information from its professional tax advisor satisfactory to the Partnership showing that, in the absence of such agreement, such Protected Partner likely would not be allocated from the Partnership sufficient indebtedness under Section 752 of the Code and the at-risk provisions under Section 465 of the Code to avoid the recognition of gain (other than gain required to be recognized by reason of actual cash distributions from the Partnership or dispositions of Contributed Property occurring after the Tax Protection Period). The Partnership and its professional tax advisors shall cooperate in good faith with such Protected Partner and its professional tax advisors to provide such information regarding the allocation of the Partnership liabilities and the nature of such liabilities as is reasonably necessary in order to determine the Protected Partner’s adjusted tax basis in its Units and at-risk amount. If the Partnership permits a Protected Partner to enter into an agreement under this Section 3.9, the Partnership shall be under no further obligation with respect thereto, and the Partnership shall not be required to indemnify such Protected Partner for any damage incurred, in connection with or as a result of such agreement or the indebtedness, including without limitation a refinancing or prepayment thereof or taking any of the other actions required by Article 3 hereof with respect to Qualified Indebtedness.  Furthermore, the Partnership makes no representation or warranty to any Protected Partner concerning the treatment or effect of any guarantee under federal, state, local or foreign tax law, and bears no responsibility for any tax liability of any Protected Partner or affiliate thereof that is attributable to a reallocation, by a taxing authority, of debt subject to a guarantee (other than an act or omission that is expressly indemnifiable under this Agreement). The amount of Additional Guarantee Opportunities provided to the Protected Partners after expiration of the Tax Protection Period may be limited at the Partnership’s option to the extent any such Additional Guarantee Opportunities would cause taxable income recognition to the REIT in an amount exceeding the taxable income that would be recognized if the general nonrecourse liability allocation rules of Treasury Regulation Section 1.751-3 were applied without application of this Article 3.8.

ARTICLE 4
REMEDIES FOR BREACH

4.1          Monetary Damages. In the event that the Partnership breaches its obligations set forth in Article 2, Article 3, or Article 6 with respect to a Protected Partner the Protected Partner’s sole right shall be to receive from the Partnership, and the Partnership shall pay to such Protected Partner as damages, an amount equal to:

(a)                                 in the case of a violation of Articles 3 or 6, the aggregate federal, state and local income taxes incurred by the Protected Partner as a result of the income or gain allocated to, or otherwise recognized by, such Protected Partner with respect to its Units by reason of such breach;

(b)                                 in the case of a violation of Article 2, the aggregate federal state, and local income taxes incurred with respect the Protected Gain incurred with respect to the Protected Property that is allocable to such Protected Partner under the Operating Agreement;

plus in the case of either (a) or (b), an amount equal to the aggregate federal, state, and local income taxes payable by the Protected Partner as a result of the receipt of any payment required under this Section 4.1.

For purposes of computing the amount of federal, state, and local income taxes required to be paid by a Protected Partner, (i) any deduction for state income taxes payable as a result thereof actually allowed in computing federal income taxes shall be taken into account, and (ii) a Protected Partner’s tax liability shall be computed using the highest federal, state and local marginal income tax rates that would be applicable to such Protected Partner’s taxable income (taking into account the character and type of such income or gain) for the year with respect to which the taxes must be paid, without regard to any (a) additional income of the Protected Partner, and (b) deductions, losses or credits that may be available to such Protected Partner that would reduce or offset its actual taxable income or actual tax liability if such deductions, losses or credits could be utilized by the Protected Partner to offset other income, gain or taxes of the Protected Partner, either in the current year, in earlier years, or in later years).

4.2          Process for Determining Damages. If the Partnership has breached or violated any of the covenants set forth in Article 2, Article 3 or Article 6 (or a Protected Partner asserts that the Partnership has breached or violated any of the covenants set forth in Article 2, Article 3 or Article 6), the Partnership and the Protected Partner agree to negotiate in good faith to resolve any disagreements regarding any such breach or violation and the amount of damages, if any, payable to such Protected Partner under Section 4.1. If any such disagreement cannot be resolved by the Partnership and such Protected Partner within sixty (60) days after the receipt of notice from the Partnership of such breach and the amount of income to be recognized by reason thereof (or, if applicable, receipt by the Partnership of an assertion by a Protected Partner that the Partnership has breached or violated the covenants set forth in Article 2, Article 3 or Article 6), then

(a)                                 with respect to computational points of disagreement, the Partnership and the Protected Partner shall jointly retain a nationally recognized independent public accounting firm (an “Accounting Firm”) to act as an arbitrator to resolve as expeditiously as possible all computation points of any such disagreement.  All determinations made by the Accounting Firm with respect to Article 2 and the amount of damages payable to the Protected Partner under Section 4.1 shall be final, conclusive and binding on the Partnership and the Protected Partner.  The fees and expenses of any Accounting Firm incurred in connection with any such determination shall be shared equally by the Partnership and the Protected Partner, provided that if the amount determined by the Accounting Firm to be owed by the Partnership to the Protected Partner is more than five percent (5%) higher than the amount proposed by the Partnership to be owed to such Protected Partner prior to the submission of the matter to the Accounting Firm, then all of the fees and expenses of any Accounting Firm incurred in connection with any such determination shall be paid by the Partnership and if the amount determined by the Accounting Firm to be owed by the Partnership to the Protected Partner is not more than five percent (5%) higher than the amount proposed by the Partnership to be owed to such Protected Partner prior to the submission of the matter to the Accounting Firm, then all of the fees and expenses of any Accounting Firm incurred in connection with any such determination shall be paid by the Protected Partner.

(b)                                 with respect to all other points of disagreement, any controversy, dispute or claim under, arising out of, in connection with or in relation to this Agreement including without limitation the negotiation, execution, interpretation, construction, coverage, scope, performance, non-performance, breach, termination, validity or enforceability of this Agreement (“Dispute”) will be finally settled, at the request of any party, by binding arbitration conducted in accordance with this Section 4.2 and the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then in effect (the “Rules”).  The arbitration shall be held in New York, New York before a panel of three neutral and impartial arbitrators, one of whom will be selected by the Indemnitor, the second of whom will be selected by the Protected Partner, within thirty days of receipt by respondent(s) of the demand for arbitration.  The third arbitrator, who will chair the arbitral tribunal, will be selected by the other two arbitrators within thirty (30) days of the appointment of the second arbitrator, on the request of any party such arbitrator shall be appointed by the AAA in accordance with the listing, ranking and striking procedure in the Rules.  Decisions of the tribunal will be made by not less than a majority of the arbitrators comprising such tribunal.  The arbitration will be governed by the Federal Arbitration Act (9 U.S.C. §§ 1 et seq.).  The award shall be final and binding upon the parties to the maximum extent permitted by law and shall be the sole and exclusive remedy between the parties regarding any claims, counter-claims, issues or accounting submitted to the arbitral tribunal.  Arbitration under this Section 4.2 will be conducted in accordance with the following provisions:

(i)            The arbitration will be conducted in accordance with rules of procedure adopted by the arbitrators to allow the parties to the Dispute to present evidence and argument to the arbitrators;

(ii)           Except as may be otherwise provided in this Agreement, the statutes of limitations of the State of New York applicable to the commencement of a lawsuit will apply to the commencement of an arbitration hereunder;

(iii)          Upon the request of any party, the arbitrators shall order such discovery (including third-party discovery) as the arbitrators determine to be reasonable under the circumstances.  The arbitrators will, however, impose reasonable schedules and deadlines to ensure that discovery is conducted and concluded on a timely basis and may impose sanctions on any party for abuse or delay of discovery;

(iv)          The arbitrators will, in all cases, as promptly as possible hold hearings and reach a final determination with regard to the Dispute.  A determination and award of damages (if any) of the majority of the arbitrators, will be conclusive and binding upon the parties to the maximum extent permitted by law.  Such award shall be in writing, and shall state the finds of fact and conclusions of law on which it is based.  Judgment upon any award rendered by the arbitrators shall be final and binding on the parties and may be enforced by any court having jurisdiction thereof; and

(v)           By agreeing to arbitration, the parties doe not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of arbitration proceedings and the enforcement of any award.  Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies or order the parties to request that a court modify or vacate any temporary or preliminary relief issued by a such court, and to award damages for the failure of any party to respect the arbitral tribunal’s orders to that effect.

4.3          Required Notices; Time for Payment. In the event that there has been a breach of Article 2, Article 3 or Article 6 the Partnership shall provide to the Protected Partner notice of the transaction or event giving rise to such breach not later than at such time as the Partnership provides to the Protected Partners the Schedule K-1’s to the Partnership’s federal income tax return as required in accordance with Section 6.4 below. All payments required under this Article

4 to any Protected Partner shall be made to such Protected Partner on or before April15 of the year following the year in which the gain recognition event giving rise to such payment took place; provided that, if the Protected Partner is required to make estimated tax payments that would include such gain, the Partnership shall make a payment to the Protected Partner on or before the due date for such estimated tax payment and such payment from the Partnership shall be in an amount that corresponds to the amount of the estimated tax being paid by such Protected Partner at such time. In the event of a payment required after the date required pursuant to this Section 4.3, interest shall accrue on the aggregate amount required to be paid from such date to the date of actual payment at a rate equal to the “prime rate” of interest, as published in the Wall Street Journal (or if no longer published there, as announced by Citibank) effective as of the date the payment is required to be made.

4.4          Additional Damages for Breaches of Section 2.2(b), Section 3.2 and/or Section 3.3. Notwithstanding any of the foregoing in this Article 4, in the event that the Partnership should breach any of its covenants set forth in Section 2.2(b), Section 3.2 and/or Sections 3.3 (i), (ii) and/or (iii) and a Protected Partner is required to make a payment in respect of such indebtedness that it would not have had to make if such breach had not occurred (an “Excess Payment”), then, in addition to the damages provided for in the other Section s of this Article 4, the Partnership shall pay to such Protected Partner an amount equal to the sum of (i) the Excess Payment plus (ii) the aggregate federal, state and local income taxes, if any, computed or set forth in Section 4.1, required to be paid by such Protected Partner by reason of Section 4.4 becoming operative (for example, because the breach by the Partnership and this Section 4.4 caused all or any portion of the indebtedness in question no longer to be considered debt includible in basis by the affected Protected Partner pursuant to Treasury Regulations §1.752-2(a)), plus (iii) an amount equal to the aggregate federal, state and local income taxes required to be paid by the Protected Partner (computed as set forth in Section 5.1) as a result of any payment required under this Section 4.4.

ARTICLE 5
SECTION 704(C) METHOD AND ALLOCATIONS

5.1          Application of “Traditional Method.” Notwithstanding any provision of the Operating Agreement, the Partnership shall use the “traditional method” under Regulations §1.704-3(b) for purposes of making all allocations under Section 704(c) of the Code with respect to the Contributed Assets (with no “curative allocations” to offset the effects of the “ceiling rule,” including upon any sale of a Protected Property or Gain Limitation Property).

ARTICLE 6
ALLOCATIONS OF LIABILITIES PURSUANT TO REGULATIONS UNDER SECTION 752

6.1          Allocation Methods to be Followed. Except as provided in Section 6.2, all tax returns prepared by the Partnership with respect to the Protected Period (and to the extent arrangements have been entered into pursuant to Section 3.9, for so long thereafter as such arrangements are in effect) that allocate liabilities of the Partnership for purposes of Section 752 and the Treasury Regulations thereunder shall treat each Partner Guarantor as being allocated for federal income tax purposes an amount of recourse debt (in addition to any nonrecourse debt otherwise allocable to such Partner Guarantor in accordance with the Partnership Agreement and Treasury Regulations §1.752-3 and any other recourse liabilities allocable to such Partner Guarantor by reason of guarantees of indebtedness entered into pursuant other agreements with the Partnership) pursuant to Treasury Regulation §1.752-2 equal to such Partner Guarantor’s Minimum Liability Amount, as set forth on Schedule B hereto and as may be reduced pursuant to the terms of this Agreement, and the Partnership and the REIT shall not, during or with respect to the Protected Period, take any contrary or inconsistent position in any federal or state income tax returns (including, without limitation, information returns, such as Forms K-1, provided to partners in the Partnership and returns of Subsidiaries of the Partnership) or any dealings involving the Internal Revenue Service (including, without limitation, any audit, administrative appeal or any judicial proceeding involving the income tax returns of the Partnership or the tax treatment of any holder of partnership interests the Partnership)..

6.2          Exception to Required Allocation Method. Notwithstanding the provisions of this Agreement, the Partnership shall not be required to make allocations of Guaranteed Debt or other recourse debt of the Partnership to the Protected Partners as set forth in this Agreement if and to the extent that the Partnership determines in good faith that there may not “substantial authority (within the meaning of Section 6664(d)(3)(C)) of the Code for such allocation; provided that the Partnership shall provide to each Protected Partner (or in the event of their death or disability, their executor, guardian or custodian, as applicable), notice of such determination and if, within forty-five (45) days after the receipt thereof, the Partnership is provided an opinion of a law firm recognized as expert in such matters or a nationally recognized public accounting firm to the effect that there is substantial authority (within the meaning of Section 6664(d)(3)(C) of the Code) for such allocations, the Partnership shall continue to make allocations of Guaranteed Debt or other recourse debt of the Partnership to the Protected Partners as set forth in this Agreement; provided further that if there shall have been a judicial determination in a proceeding to which the Partnership is a party and as to which the REIT have been allowed to participate as and to the extent contemplated in Article 7 to the effect that such allocations are not correct, Section 6.1 shall not apply unless the matter is being appealed to an applicable court of appeals and the opinion described above from counsel or accountants engaged by a Protected Partner shall have been provided, except that such opinion shall be to the effect that it is more likely than not that such allocations will be respected. In no event shall this Section 6.2 be construed to relieve the Partnership for liability arising from a failure by the Partnership to comply with one or more of the provisions of Article 3 of this Agreement.

6.3          Cooperation in the Event of a Change. If a change in the Partnership’s allocations of Guaranteed Debt or other recourse debt of the Partnership to the Protected Partners is required by reason of circumstances described in Section 6.2, the Partnership and its professional tax advisors shall cooperate in good faith with each Protected Partner (or in the event of their death or disability, their executor, guardian or custodian, as applicable) and their professional tax advisors to develop alternative allocation arrangements and/or other mechanisms that protect the federal income tax positions of the Protected Partners in the manner contemplated by the allocations of Guaranteed Debt or other recourse debt of the Partnership to the Protected Partners as set forth in this Agreement. Fees paid to the Partnership’s professional tax advisors or otherwise incurred by the Partnership will be borne entirely by the Partnership.

ARTICLE 7
TAX PROCEEDINGS

7.1          Notice of Tax Audits. If any claim, demand, assessment (including a notice of proposed assessment) or other assertion is made with respect to taxes against the Protected Partners or the Partnership the calculation of which involves a matter covered in this Agreement that could result in tax liability to a Protected Partner (“Tax Claim”) or if the REIT or the Partnership receives any notice from any jurisdiction with respect to any current or future audit, examination, investigation or other proceeding (“Tax Proceeding”) involving the Protected Partners or the Partnership or that otherwise could involve a matter covered in this Agreement and could directly or indirectly affect the Protected Partners (adversely or otherwise), then the REIT or the Partnership, as applicable shall promptly notify the Protected Partners of such Tax Claim or Tax Proceeding.

7.2          Control of Tax Proceedings. The REIT, as the general partner of the Partnership shall have the right to control the defense, settlement or compromise of any Proceeding or Tax Claim; provided, however, that the Partnership shall keep the Protected Partners duly informed of the progress thereof to the extent that such Proceeding or Tax Claim could directly or indirectly affect (adversely or otherwise) the Protected Partners and that the Protected Partners shall have the right to review and comment on any proposed settlement with respect to such Tax Claim or Tax Proceeding and all such comments made by the Protected Partner shall be considered by the Partnership in good faith. The Protected Partners shall have the right to request the Partnership to pursue alternatives to any proposed judgment or settlement provided, however, that such Protected Partner agrees to reimbursement the Partnership or REIT for all additional costs expended in connection with such alternative pursuits.

7.3          Timing of Tax Returns; Periodic Tax Information. The Partnership shall cause to be delivered to each Protected Partner, as soon as practicable each year, the Forms K-1 that the Partnership is required to deliver to such Protected Partners with respect to the prior taxable year. In addition, the Partnership agrees, at its cost, to provide to the Protected Partners upon request, an estimate of the taxable income expected to be allocable for a specified taxable year from the Partnership to each Protected Partner and the entities that they control, provided that such estimates shall not be required to be provided more frequently than once each calendar year. Further, such estimates will be provided within 45 days of receipt of the request. Costs incurred in connection with the preparation of such estimates will be reimbursed by the Protected Partners.

ARTICLE 8
AMENDMENT OF THIS AGREEMENT; WAIVER OF CERTAIN PROVISIONS; APPROVAL OF CERTAIN TRANSACTIONS

8.1          Amendment. This Agreement may not be amended, directly or indirectly (including by reason of a merger between the Partnership and another entity) except by a written instrument signed by both the REIT, as general partner of the Partnership, and each of the Protected Partners.

8.2          Waiver. Notwithstanding the foregoing, upon written request by the Partnership, each Protected Partner, in its sole discretion, may waive the payment of any damages that is otherwise payable to such Protected Partner pursuant to Article 4 hereof. Such a waiver shall be effective only if obtained in writing from the affected Protected Partner.

ARTICLE 9
MISCELLANEOUS

9.1          Additional Actions and Documents. Each of the parties hereto hereby agrees to take or cause to be taken such further actions, to execute, deliver, and file or cause to be executed, delivered and filed such further documents, and will obtain such consents, as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms and conditions of this Agreement.

9.2          Assignment. No party hereto shall assign its or his rights or obligations under this Agreement, in whole or in part, except by operation of law, without the prior written consent of the other parties hereto, and any such assignment contrary to the terms hereof shall be null and void and of no force and effect.

9.3          Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Protected Partners and their respective successors and permitted assigns, whether so expressed or not. This Agreement shall be binding upon the REIT, the Partnership, and any entity that is a direct or indirect successor, whether by merger, transfer, spin-off or otherwise, to all or substantially all of the assets of either the REIT or the Partnership (or any prior successor thereto as set forth in the preceding portion of this sentence), provided that none of the foregoing shall result in the release of liability of the REIT and the Partnership hereunder. The REIT and the Partnership covenant with and for the benefit of the Protected Partners not to undertake any transfer of all or substantially all of the assets of either entity (whether by merger, transfer, spin-off or otherwise) unless the transferee has acknowledged in writing and agreed in writing to be bound by this Agreement, provided that the foregoing shall not be deemed to permit any transaction otherwise prohibited by this Agreement.

9.4          Modification; Waiver. No failure or delay on the part of any party hereto in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and not exclusive of any rights or remedies which they would otherwise have. No modification or waiver of any provision of this Agreement, nor consent to any departure by any party therefrom, shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any party in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

9.5          Representations and Warranties Regarding Authority; Noncontravention.

9.5.1          Representations and Warranties of the REIT and the Partnership. Each of the REIT and the Partnership has the requisite corporate or other (as the case may be) power and authority to enter into this Agreement and to perform its respective obligations hereunder. The execution and delivery of this Agreement by each of the REIT and the Partnership and the performance of each of its respective obligations hereunder have been duly authorized by all necessary trust, partnership, or other (as the case may be) action on the part of each of the REIT and the Partnership. This Agreement has been duly executed and delivered by each of the REIT and the Partnership and constitutes a valid and binding obligation of each of the REIT and the Partnership, enforceable against each of the REIT and the Partnership in accordance with its terms, except as such enforcement may be limited by (i) applicable bankruptcy or insolvency laws (or other laws affecting creditors’ rights generally) or (ii) general principles of equity. The execution and delivery of this Agreement by each of the REIT and the Partnership does not, and the performance by each of its respective obligations hereunder will not, conflict with, or result in any violation of (i) the Partnership Agreement or (ii) any other agreement applicable to the REIT and/or the Partnership, other than, in the case of clause (ii), any such conflicts or violations that would not materially adversely affect the performance by the Partnership and the REIT of their obligations hereunder..

9.5.2          Representations and Warranties of the Protected Partners. Each of the Protected Partners has the requisite corporate or other (as the case may be) power and authority to enter into this Agreement and to perform its respective obligations hereunder. The execution and delivery of this Agreement by each of the Protected Partners and the performance of each of its respective obligations hereunder have been duly authorized by all necessary trust, partnership, or other (as the case may be) action on the part of each of the Protected Partners. This Agreement has been duly executed and delivered by each of the Protected Partners and constitutes a valid and binding obligation of each of the Protected Partners.

9.6          Captions. The Article and Section headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

9.7          Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below:

(i)                                     if to the Partnership or the REIT, to:

GTJ REIT, Inc.

444 Merrick Road

Suite 370

Lynbrook, New York 11563

Attn: David J. Oplanich, CFO

Facsimile: (516) 887-2029

with a copy to:

Saul Ewing LLP

500 E. Pratt Street, Suite 900

Baltimore, MD  21202-3133

Attn:  Eric Orlinsky, Esq.

Facsimile: (410) 332-8688

and

Ruskin Moscou Faltischek, P.C.

1425 RXR Plaza

East Tower, 15th Floor

Uniondale, New York  11556

Attn: Adam P. Silvers

Facsimile: (516) 663-6719

(ii)                                  if to a Protected Partner, to the address on file with the Partnership.

with a copy to:

Schiff Hardin LLP

666 Fifth Avenue

Suite 1700

New York, NY 10103

Attn:  Christine A. McGuinness

Facsimile:  (212) 753-5044

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication which shall be hand delivered, sent, mailed, telecopied or telexed in the manner described above, or which shall be delivered to a telegraph company, shall be deemed sufficiently given, served, sent, received or delivered for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, or (with respect to a telecopy or telex) the answerback being deemed conclusive, but not exclusive, evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

9.8          Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

9.9          Governing Law. The interpretation and construction of this Agreement, and all matters relating thereto, shall be governed by the laws of the State of New York, without regard to the choice of law provisions thereof.

9.10        Consent to Jurisdiction; Enforceability.

9.10.1        This Agreement and the duties and obligations of the parties hereunder shall be enforceable against any of the parties in the courts of the State of New York. For such purpose, each party hereto hereby irrevocably submits to the nonexclusive jurisdiction of such courts and agrees that all claims in respect of this Agreement may be heard and determined in any of such courts.

9.10.2        Each party hereto hereby irrevocably agrees that a final judgment of any of the courts specified above in any action or proceeding relating to this Agreement shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

9.11        Severability. If any part of any provision of this Agreement shall be invalid or unenforceable in any respect, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provision or the remaining provisions of this Agreement.

9.12        Costs of Disputes. Except as otherwise expressly set forth in this Agreement, the nonprevailing party in any dispute arising hereunder shall bear and pay the costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred by the prevailing party or parties in connection with resolving such dispute.

IN WITNESS WHEREOF, the REIT, the Partnership, and the Protected Partners have caused this Agreement to be signed by and duly authorized all as of the date first written above.

GTJ GP, LLC, a Maryland limited liability company

By:	GTJ REIT, INC.

By:	/s/ David J. Oplanich

GTJ REALTY, L.P., a Delaware limited partnership

By:	GTJ GP, LLC

By:	/s/ David J. Oplanich

/s/ Jeffrey Wu
Jeffrey Wu

/s/ Paul Cooper
Paul Cooper

/s/ Jerome Cooper
Jerome Cooper

/s/ Jeffrey Ravetz
Jeffrey Ravetz

/s/ Sarah Ravetz
Sarah Ravetz

/s/ Louis Sheinker
Louis Sheinker

WU FAMILY 2012 GIFT TRUST

By	/s/ Gene Greenfest
Gene Greenfest
Trustee

SCHEDULES AND EXHIBITS TO THE TAX PROTECTION AGREEMENT

Schedule 2.1(a)	List of Protected Partners

Schedule 2.1(b)	Protected Properties and Estimated Initial Protected Gain for Protected Partners
Schedule 3.1	Minimum Liability Amount
Schedule 3.7	Form of Guarantee Agreement

Schedule 2.1(a)

List of Protected Partners

1.             Jeffrey Wu

2.             Paul Cooper

3.             Louis Sheinker

4.             Jerome Cooper

5.             Jeffrey Ravetz

6.             Sarah Ravetz

7.             Wu Family 2012 Gift Trust

Schedule 2.1(b)

Protected Properties and Estimated Initial Protected Gain for Protected Partners

Gain Limitation Property	Portfolio Property #	Asset #	Asset Type	Protected Gain Amount
466 Bridgeport	26	000219	Building	168,596
466 Bridgeport	26	000160	Land	116,449
100 American Road	10	000141	Building	7,961,867
100 American Road	10	000145	Land	1,042,720
100-110 Midland Avenue	19	0	Building	13,561,213
100-110 Midland Avenue	19	000156	Land	2,351,892
103 Fairview Park Drive	23	000189	Building	5,851,640
103 Fairview Park Drive	23	000150	Land	1,226,717
112 Midland Avenue	20	000155	Land	440,702
112 Midland Avenue	20	000200	Building	256,781
12 Cascade Boulevard	12	000230	Building	2,342,800
12 Cascade Boulevard	12	000163	Land	865,956
15 Executive Boulevard	28	000234	Building	3,342,476
15 Executive Boulevard	28	000164	Land	927,931
15 Progress Drive	32	000250	Building	1,939,058
15 Progress Drive	32	000169	Land	1,824,276
199 Ridgewood Drive	16	000207	Building	920,475
199 Ridgewood Drive	16	000157	Land	445,620
200 American Road	9	000173	Building	3,117,551
200 American Road	9	000146	Land	651,278
203 Ridgewood Drive	17	000158	Land	873,369
203 Ridgewood Drive	17	000211	Building	378,605
22 Marsh Hill Road	27	000244	Building	1,317,474
22 Marsh Hill Road	27	000167	Land	859,416
25 Executive Boulevard	11	000237	Building	593,144
25 Executive Boulevard	11	000165	Land	326,159
269 Lambert Road	13	000247	Building	2,217,018
269 Lambert Road	13	000168	Land	1,126,900
300 American Road	21	000174	Building	5,641,289
300 American Road	21	000147	Land	1,170,532
35 Executive Boulevard	29	000241	Building	7,117,143
35 Executive Boulevard	29	000166	Land	1,224,459
36 Midland Avenue	18	000197	Building	4,067,354
36 Midland Avenue	18	000154	Land	678,683
400 American Road	8	000181	Building	6,742,920
400 American Road	8	000148	Land	1,006,502
401 Fieldcrest Drive	14	000152	Land	3,458,740
404 Fieldcrest Avenue	24	000193	Building	3,891,573
404 Fieldcrest Avenue	24	000153	Land	1,808,921
412 Fairview Park Drive	15	000151	Land	3,185,607
470 Bridgeport Avenue	25	000222	Building	3,448,305
470 Bridgeport Avenue	25	000161	Land	1,088,356
500 American Road	22	000185	Building	4,681,788
500 American Road	22	000149	Land	1,047,300
8 Slater Street	31	000215	Building	1,645,627
8 Slater Street	31	000159	Land	884,978
950 Bridgeport Avenue	30	000162	Land	2,396,462
950 Bridgeport Avenue	30	000226	Building	1,016,843

Total Protected Gain Amount - All Properties				113,251,468

Schedule 3.1

Gain Limitation Properties and Estimated Initial Protected Gain for Protected Partners

Protected Property	Portfolio Property #	Asset #	Asset Type	Protected Gain Amount
466 Bridgeport	26	000219	Building	168,596
466 Bridgeport	26	000160	Land	116,449
100 American Road	10	000141	Building	7,961,867
100 American Road	10	000145	Land	1,042,720
100-110 Midland Avenue	19	0	Building	13,561,213
100-110 Midland Avenue	19	000156	Land	2,351,892
103 Fairview Park Drive	23	000189	Building	5,851,640
103 Fairview Park Drive	23	000150	Land	1,226,717
112 Midland Avenue	20	000155	Land	440,702
112 Midland Avenue	20	000200	Building	256,781
12 Cascade Boulevard	12	000230	Building	2,342,800
12 Cascade Boulevard	12	000163	Land	865,956
15 Executive Boulevard	28	000234	Building	3,342,476
15 Executive Boulevard	28	000164	Land	927,931
15 Progress Drive	32	000250	Building	1,939,058
15 Progress Drive	32	000169	Land	1,824,276
199 Ridgewood Drive	16	000207	Building	920,475
199 Ridgewood Drive	16	000157	Land	445,620
200 American Road	9	000173	Building	3,117,551
200 American Road	9	000146	Land	651,278
203 Ridgewood Drive	17	000158	Land	873,369
203 Ridgewood Drive	17	000211	Building	378,605
22 Marsh Hill Road	27	000244	Building	1,317,474
22 Marsh Hill Road	27	000167	Land	859,416
25 Executive Boulevard	11	000237	Building	593,144
25 Executive Boulevard	11	000165	Land	326,159
269 Lambert Road	13	000247	Building	2,217,018
269 Lambert Road	13	000168	Land	1,126,900
300 American Road	21	000174	Building	5,641,289
300 American Road	21	000147	Land	1,170,532
35 Executive Boulevard	29	000241	Building	7,117,143
35 Executive Boulevard	29	000166	Land	1,224,459
36 Midland Avenue	18	000197	Building	4,067,354
36 Midland Avenue	18	000154	Land	678,683
400 American Road	8	000181	Building	6,742,920
400 American Road	8	000148	Land	1,006,502
401 Fieldcrest Drive	14	000152	Land	3,458,740
404 Fieldcrest Avenue	24	000193	Building	3,891,573
404 Fieldcrest Avenue	24	000153	Land	1,808,921
412 Fairview Park Drive	15	000151	Land	3,185,607
470 Bridgeport Avenue	25	000222	Building	3,448,305
470 Bridgeport Avenue	25	000161	Land	1,088,356
500 American Road	22	000185	Building	4,681,788
500 American Road	22	000149	Land	1,047,300
8 Slater Street	31	000215	Building	1,645,627
8 Slater Street	31	000159	Land	884,978
950 Bridgeport Avenue	30	000162	Land	2,396,462
950 Bridgeport Avenue	30	000226	Building	1,016,843

Total Protected Gain Amount - All Properties				113,251,468

Schedule 3.1

Minimum Liability Amount

Protected Partner	Minimum Liability Amount
Jeffrey Wu	23,763,304
Wu Family 2012 Gift Trust	2,940,696
Paul Cooper	2,179,000
Jerome Cooper	301,000
Jeffrey Ravetz	2,053,000
Sarah Ravetz	398,000
Louis Sheinker	2,467,000
34,102,000

Schedule 3.7

Form of Guarantee Agreement

This Guarantee is made and entered into as of the        day of                  20    , by the persons listed on Exhibit A annexed hereto (the “Guarantors”) for the benefit of the Lender set forth on Exhibit B annexed hereto and made a part hereof (the “Lender,” which term shall include any person or entity who hereafter holds the Note (as defined below) in accordance with the terms thereof).

This Form of the Guarantee Agreement is for Guaranteed Debt where the following conditions all are applicable:

(i)                                     there are no other guarantees in effect with respect to such Guaranteed Debt;

(ii)                                  the collateral securing such Guaranteed Debt is not collateral for any other indebtedness that is senior to or pari passu with such Guaranteed Debt;

(iii)                               no additional guarantees with respect to such Guaranteed Debt will be entered into during the applicable Tax Protection Period pursuant to the proviso set forth in Section 3.5;

(iv)                              the lender with respect to such Guaranteed Debt is not the Partnership, any Subsidiary or other entity in which the Partnership owns a direct or indirect interest, the REIT, any other partner in the Partnership, or any person related to any partner in the Partnership as determined for purposes of Treasury Regulation § 1.752-2; and

(v)                                 none of the REIT, nor any other partner in the Partnership, nor any person related to any partner in the Partnership as determined for purposes of Treasury Regulation § 1.752-2 shall have provided, or shall thereafter provide, collateral for, or otherwise shall have entered, or thereafter shall enter, into a relationship that would cause such person or entity to be considered to bear risk of loss with respect to such Guaranteed Debt, as determined for purposes of Treasury Regulation § 1.752-2.

(vi)                              the lender has not required the REIT to guarantee an amount that would otherwise be subject to this Guarantee (in such event, a provision should be added requiring the Guarantors to reimburse the REIT to the extent that the REIT is called on to guarantee an amount that would be subject to this Guarantee).

If, and to the extent that, one or more of these conditions is not applicable, appropriate changes to the attached form of Guarantee will be required in order to cause the various conditions set forth in Article 3 of the Tax Protection Agreement to be satisfied.

RECITALS

WHEREAS, the Lender has loaned to the borrower set forth on Exhibit B (the “Borrower”) the amount set forth opposite such Lender’s name on Exhibit B, which loan (i) is evidenced by the promissory note described on Exhibit C hereto (the “Note”), (ii) has a current outstanding balance in the amount set forth on Exhibit B annexed hereto, and (iii) is secured by a mortgage or deed of trust on the collateral described on Exhibit D annexed hereto (the “Mortgage,” with the property and other assets securing such Mortgage referred to as the “Collateral”);

WHEREAS, the Borrower is either GTJ Realty, LP, a Delaware limited partnership (the “Partnership”) or a wholly owned subsidiary of the Partnership;

WHEREAS, the Guarantors are limited partners in the Partnership; and

WHEREAS, the Guarantors are executing and delivering this Guarantee to guarantee a portion of the Borrower’s payments with respect to the Note, subject to and otherwise in accordance with the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the foregoing recitals and facts and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, each of the Guarantors hereby agree as follows:

1.                                      Guarantee and Performance of Payment.

(a)                                 The Guarantors hereby irrevocably and unconditionally guarantee the collection by the Lender of, and hereby agree to pay to the Lender upon demand (following (1) foreclosure of the Mortgage, exercise of the powers of sale thereunder and/or acceptance by the Lender of a deed to the Collateral in lieu of foreclosure, and (2) the exhaustion of the exercise of any and all remedies available to the Lender against the Borrower, including, without limitation, realizing upon the assets of the Borrower other than the Collateral against which the Lender may have recourse), an amount equal to the excess, if any, of the Guaranteed Amount set forth on Exhibit B over the Lender Proceeds (as hereinafter defined) (which excess is referred to as the “Aggregate Guarantee Liability”). The amounts payable by each Guarantor in respect of the guarantee obligations hereunder shall be in the same proportion as the dollar amounts listed next to such Guarantor’s name on Exhibit A attached hereto bears to the total Guaranteed Amount set forth on Exhibit A, provided that, notwithstanding anything to the contrary contained in this Guarantee, each Guarantor’s aggregate obligation under this Guarantee shall be limited to the dollar amount set forth on Exhibit A attached hereto next to such Guarantor’s name. The Guarantors’ obligations as set forth in this paragraph 1 (a) are hereinafter referred to as the “Guaranteed Obligations.”

(b)                                 For the purposes of this Guarantee, the term “Lender Proceeds” shall mean the aggregate of: (i) the Foreclosure Proceeds (as hereinafter defined) plus (ii) all amounts collected by the Lender from the Borrower (other than payments of principal, interest or other amounts required to be paid by the Borrower to Lender under the terms of the Note that are paid by the Borrower to the Lender at a time when no default has occurred under the Note and is continuing) or realized by the Lender from the sale of assets of the Borrower other than the Collateral.

(c)                                  For the purposes of this Guarantee, the term “Foreclosure Proceeds” shall have the applicable meaning set forth below with respect to the Collateral:

(i)                                     If at least one bona fide third party unrelated to the Lender (and including, without limitation, any of the Guarantors) bids for such Collateral at a sale thereof, conducted upon foreclosure of the related Mortgage or exercise of the power of sale thereunder, Foreclosure Proceeds shall mean the highest amount bid for such Collateral by the party that acquires title thereto (directly or through a nominee) at or pursuant to such sale. For the purposes of determining such highest bid, amounts bid for the Collateral by the Lender shall be taken into account notwithstanding the fact that such bids may constitute credit bids which offset against the amount due to the Lender under the Note.

(ii)                                  If there is no such unrelated third-party at such sale of the Collateral so that the only bidder at such sale is the Lender or its designee, the Foreclosure Proceeds shall be deemed to be fair market value (the “Fair Market Value”) of the Collateral as of the date of the foreclosure sale, as such Fair Market Value shall be mutually agreed upon by the Lender and the Guarantor or determined pursuant to subparagraph 1(d).

(iii)                               If the Lender receives and accepts a deed to the Collateral in lieu of foreclosure in partial satisfaction of the Borrower’s obligations under the Note, the Foreclosure Proceeds shall be deemed to be the Fair Market Value of such Collateral as of the date of delivery of the deed-in-lieu of foreclosure, as such Fair Market Value shall be mutually agreed upon by the Lender and the Guarantor or determined pursuant to subparagraph l (d).

(d)                                 Fair Market Value of the Collateral (or any item thereof) shall be the price at which a willing seller not compelled to sell would sell such Collateral, and a willing buyer not compelled to buy would purchase such Collateral, free and clear of all mortgages but subject to all leases and reciprocal easements and operating agreements.  If the Lender and the Guarantor are unable to agree upon the Fair Market Value of any Collateral in accordance with subparagraphs 1(c)(ii) or (iii) above, as applicable, within twenty (20) days after the date of the foreclosure sale or the delivery of the deed-in-lieu of foreclosure, as applicable, relating to such Collateral, either party may have the Fair Market Value of such Collateral determined by appraisal by appointing an appraiser having the qualifications set forth below to determine the same and by notifying the other party of such appointment within twenty (20) days after the expiration of such twenty (20) day period. If the other party shall fail to notify the first party, within twenty (20) days after its receipt of notice of the appointment by the first party, of the appointment by the other party of an appraiser having the qualifications set forth below, the appraiser appointed by the first party shall alone make the determination of such Fair Market Value. Appraisers appointed by the parties shall be members of the Appraisal Institute (MAI) and shall have at least ten years’ experience in the valuation of properties similar to the Collateral being valued in the greater metropolitan area in which such Collateral is located. If each party shall appoint an appraiser having the aforesaid qualifications and if such appraisers cannot, within thirty (30) days after the appointment of the second appraiser, agree upon the determination hereinabove required, then they shall select a third appraiser which third appraiser shall have the aforesaid qualifications, and if they fail so to do within forty (40) days after the appointment of the second appraiser they shall notify the parties hereto, and either party shall thereafter have the right, on notice to the other, to apply for the appointment of a third appraiser to the chapter of the American Arbitration Association or its successor organization located in the metropolitan area in which the Collateral is located or to which the Collateral is proximate or if no such chapter is located in such metropolitan area, in the metropolitan area closest to the Collateral in which such a chapter is located. Each appraiser shall render its decision as to the Fair Market Value of the Collateral in question within thirty (30) days after the appointment of the third appraiser and shall furnish a copy thereof to the Lender and the Guarantor. The Fair Market Value of the Collateral shall then be calculated as the average of (i) the Fair Market Value determined by the third appraiser and (ii) whichever of the Fair Market Values determined by the first two appraisers is closer to the Fair Market Value determined by the third appraiser; provided, however, that if the Fair Market Value determined by the third appraiser is higher or lower than both Fair Market Values determined by the first two appraisers, such Fair Market Value determined by the third appraiser shall be disregarded and the Fair Market Value of the Collateral shall then be calculated as the average of the Fair Market Value determined by the first two appraisers. The Fair Market Value oaf Property, as so determined, shall be binding and conclusive upon the Lender and the Guarantors. Guarantors shall bear the cost of its own appraiser and, subject to subparagraph I(e), shall bear all reasonable costs of appointing, and the expenses of, any other appraiser appointed pursuant to this subparagraph (1)(d).

(e)                                  Notwithstanding anything in the preceding subparagraphs of this paragraph 1, (i) in no event shall the aggregate amount required to be paid pursuant to this Guarantee by the Guarantors as a group with respect to all defaults under the Note and the Mortgage securing the obligations thereunder exceed the Guaranteed Amount set forth on Exhibit B hereto, and (ii) the aggregate obligation of each Guarantor hereunder with respect to the Guaranteed Obligation shall be limited to the lesser of (I) the product of: (x) the Individual Guarantee Percentage for such Guarantor set forth on Exhibit A hereto multiplied by (y) the Guaranteed Amount, or (II) the product of (x) such Guarantor’s Individual Guarantee Percentage multiplied by (y) the Aggregate Guarantee Liability.

(f)                                   In confirmation of the foregoing, and without limitation, the Lender must first exhaust all of its rights and remedies against all property of the Borrower as to which the Lender has (or may have) a right of recourse, including, without limitation, the institution and prosecution to completion of appropriate foreclosure proceedings under the Mortgage, before exercising any right or remedy or making any claim, under this Guarantee.

(g)                                  The obligations under this Guarantee shall be personal to each Guarantor and shall not be affected by any transfer of all or any part of a Guarantor’s interests in the Partnership. Further, no Guarantor shall have the right to recover from the Borrower any amounts such Guarantor pays pursuant to this Guarantee (except and only to the extent that the amount paid to the Lender by such Guarantor exceeds the amount required to be paid by such Guarantor under the terms of this Guarantee).

(h)                                 The obligations of any Guarantor who is an individual as a Guarantor hereunder shall terminate with respect to such Guarantor on the death of such Guaranty or if, as a result of the death of such Guarantor, all property held by the Guarantor on the date of death would have a basis for federal income tax purposes equal to the fair market value of such property on such date (unless a later date were to be elected by the executor of the Guarantor’s estate in accordance with the applicable provisions of the Internal Revenue Code).

2.                                      Intent to Benefit Lender.  This Guarantee is expressly for the benefit of the Lender. The Guarantors intend that the Lender shall have the right to enforce the obligations of the Guarantors hereunder separately and independently of the Borrower, subject to the provisions of paragraph 1 hereof, without any requirement whatsoever of resort by the Lender to any other party. The Lender’s rights to enforce the obligations of the Guarantors hereunder are material elements of this Guarantee. This Guarantee shall not be modified, amended or terminated (other than as specifically provided herein) without the written consent of the Lender. The Borrower shall furnish a copy of this Guarantee to the Lender contemporaneously with its execution.

3.                                      Waivers.  Each Guarantor intends to bear the ultimate economic responsibility for the payment hereof of the Guaranteed Obligations to the extent set forth in Paragraph 1 above. Pursuant to such intent:

(a)                                 Except as expressly set forth in Paragraph 1 above, each Guarantor expressly waives any right (pursuant to any law, rule, arrangement or relationship) to compel the Lender, or any subsequent holder of the Note or any beneficiary of the Mortgage to sue or enforce payment thereof or pursue any other remedy in the power of the Borrower, the Lender or any subsequent holder of the Note or any beneficiary of the Mortgage whatsoever, and failure of the Borrower or the Lender or any subsequent holder of the Note or any beneficiary of the Mortgage to do so shall not exonerate, release or discharge a Guarantor from its absolute unconditional obligations under this Guarantee. Each Guarantor hereby binds and obligates itself, and its permitted successors and assignees, for performance of the Guaranteed Obligations according to the terms hereof, whether or not the Guaranteed Obligations or any portion thereof are valid now or hereafter enforceable against the Borrower or shall have been incurred in compliance with any of the conditions applicable thereto, subject, however, in all respects to the Guarantee Limit and the other limitations set forth in paragraph 1.

(b)                                 Each Guarantor expressly waives any right (pursuant to any law, rule, arrangement, or relationship) to compel any other person (including, but not limited to, the Borrower, the Partnership, any subsidiary of the Partnership or the Borrower, or any other partner or affiliate of the Partnership or the Borrower) to reimburse or indemnify such Guarantor for all or any portion of amounts paid by such Guarantor pursuant to this Guarantee to the extent such amounts do not exceed the amounts required to be paid by such Guarantor pursuant to paragraph 1 hereof (taking into account the limitations set forth therein).

(c)                                  Except as expressly set forth in Paragraph 1 above, if and only to the extent that the Borrower has made similar waivers under the Note or the Mortgage, each Guarantor expressly waives: (i) the defense of the statute of limitations in any action hereunder or for the collection or performance of the Note or the Mortgage; (ii) any defense that may arise by reason of: the incapacity, or lack of authority of the Borrower, the revocation or repudiation hereof by such Guarantor, the revocation or repudiation of the Note or the Mortgage by the Borrower, the failure of the Lender to file or enforce a claim against the estate (either in administration, bankruptcy or any other proceeding) of the Borrower; the unenforceability in whole or in part of the Note, the Mortgage or any other document or instrument related thereto; the Lender’s election, in any proceeding by or against the Borrower under the federal Bankruptcy Code, of the application of Section 1111(b)(2) of the federal Bankruptcy Code; or any borrowing or grant of a security interest under Section 364 of the federal Bankruptcy Code; (iii) presentment, demand for payment, protest, notice of discharge, notice of acceptance of this Guarantee or occurrence of, or any default in connection with, the Note or the Mortgage, and indulgences and notices of any other kind whatsoever, including, without limitation, notice of the disposition of any collateral for the Note; (iv) any defense based upon an election of remedies (including, if available, an election to proceed by non-judicial foreclosure) or other action or omission by the Lender or any other person or entity which destroys or otherwise impairs any indemnification, contribution or subrogation rights of such Guarantor or the right of such Guarantor, if any, to proceed against the Borrower for reimbursement, or any combination thereof; (v) subject to Paragraph 4 below, any defense based upon any taking, modification or release of any collateral or guarantees for the Note, or any failure to create or perfect any security interest in, or the taking of or failure to take any other action with respect to any collateral securing payment or performance of the Note; (vi) any rights or defenses based upon any right to offset or claimed offset by such Guarantor against any indebtedness or obligation now or hereafter owed to such Guarantor by the Borrower; or (vii) any rights or defenses based upon any rights or defenses of the Borrower to the Note or the Mortgage (including, without limitation, the failure or value of consideration, any statute of limitations, accord and satisfaction, and the insolvency of the Borrower); it being intended, except as expressly set forth in Paragraph 1 above, that such Guarantor shall remain liable hereunder, to the extent set forth herein, notwithstanding any act, omission or thing which might otherwise operate as a legal or equitable discharge of any of such Guarantor or of the Borrower.

4.                                      Amendment of Note and Mortgage.  Without in any manner limiting the generality of the foregoing, the Lender or any subsequent holder of the Note or beneficiary of the Mortgage may, from time to time, without notice to or consent of the Guarantors, agree to any amendment, waiver, modification or alteration of the Note or the Mortgage relating to the Borrower and its rights and obligations thereunder (including, without limitation, renewal, waiver or variation of the maturity of the indebtedness evidenced by the Note, increase or reduction of the rate of interest payable under the Note, release, substitution or addition of any Guarantor or endorser and acceptance or release of any security for the Note), it being understood and agreed by the Lender, however, that the Guarantor’s obligations hereunder are subject, in all events, to the limitations set forth in Paragraph 1; provided that (i) in the event that the Lender consents to the release of any Collateral securing the Note pursuant to the Mortgage, the Guaranteed Amount shall be reduced by the Fair Market Value of such Collateral on the date of such release (determined as set forth in Section 1 (d); and (ii) upon any material change to the Note or the Mortgage, including, without limitation, the maturity date or the interest rate of the Note, or upon any release or substitution of any Collateral securing the Note, within thirty (30) days of any Guarantor’s receipt of actual notice of such event, subject to the following sentence, such Guarantor may elect to terminate such Guarantor’s obligations under this Guarantee by written notice to the Lender. Such termination shall take effect on the 31st day following such actual notice, provided that no default under the Guaranteed Obligation has occurred and is then continuing.

5.                                      Termination of Guarantee.  Subject to Paragraph 4, this Guarantee is irrevocable as to any and all of the Guaranteed Obligations.

6.                                      Independent Obligations.  Except as expressly set forth in Paragraph 1, the obligations of each Guarantor hereunder are independent of the obligations of the Borrower, and a separate action or actions may be brought by a Lender against the Guarantors, whether or not actions are brought against the Borrower. Each Guarantor expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution or any other claim which such Guarantor may now or hereafter have against the Borrower, or any other person directly or contingently liable for the payment or performance of the Note and the Mortgage arising from the existence or performance of this Guarantee (including, but not limited to, the Partnership, the REIT, or any other partner of the Partnership) (except and only to the extent that a Guarantor makes a payment to the Lender in excess of the amount required to be paid under paragraph 1 and the limitations set forth therein).

7.                                      Understanding With Respect to Waivers.  Each Guarantor warrants and represents that each of the waivers set forth above are made with full knowledge of their significance and consequences, and that under the circumstances, the waivers are reasonable and not contrary to public policy or law. If any of said waivers are determined to be contrary to any applicable law or public policy, such waiver shall be effective only to the maximum extent permitted by law.

8.                                      No Assignment.  No Guarantor shall be entitled to assign his or her rights or obligations under this Guarantee to any other person without the written consent of the Lender.

9.                                      Entire Agreement.  The parties agree that this Guarantee contains the entire understanding and agreement between them with respect to the subject matter hereof and cannot be amended, modified or superseded, except by an agreement in writing signed by the parties.

10.                               Notices.  Any notice given pursuant to this Guarantee shall be in writing and shall be deemed given when delivered personally, or sent by registered or certified mail, postage prepaid, as follows:

If to the Partnership:

GTJ REIT, Inc.,

Attention: Paul Cooper

Facsimile:

With a copy to:

or to such other address with respect to which notice is subsequently provided in the manner set forth above; and

If to a Guarantor, to the address set forth on Exhibit A hereto, or to such other address with respect to which notice is subsequently provided in the manner set forth above.

11.                               Applicable Law.  This Guarantee shall be governed by, interpreted under and construed in accordance with the laws of the State of New York without reference to its choice of law provisions.

12.                               Consent to Jurisdiction; Enforceability.

(a)                                 This Guarantee and the duties and obligations of the parties hereto shall be enforceable against each Guarantor in the courts of the State of New York. For such purpose, each Guarantor hereby irrevocably submits to the nonexclusive jurisdiction of such courts and agrees that all claims in respect of this Guarantee may be heard and determined in any of such courts.

(b)                                 Each Guarantor hereby irrevocably agrees that a final judgment of any of the courts specified above in any action or proceeding relating to this Guarantee shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

13.                               Condition of Borrower.  Each Guarantor is fully aware of the financial condition of the Borrower and is executing and delivering this Guarantee based solely upon its own independent investigation of all matters pertinent hereto and is not relying in any manner upon any representation or statement of the Lender or the Borrower. Each Guarantor represents and warrants that it is in a position to obtain, and hereby assumes full responsibility for obtaining, any additional information concerning the Borrower’s financial conditions and any other matter pertinent hereto as it may desire, and it is not relying upon or expecting the Lender to furnish to it any information now or hereafter in the Lender’s possession concerning the same. By executing this Guarantee, each Guarantor knowingly accepts the full range of risks encompassed within a contract of this type, which risks it acknowledges.

14.                               Expenses.  Each Guarantor agrees that, promptly after receiving Lender’s notice therefor, such Guarantor shall reimburse Lender, subject to the limitation set forth in subparagraph 1(e) and to the extent that such reimbursement is not made by Borrower, for all reasonable expenses (including, without limitation, reasonable attorneys fees and disbursements) incurred by Lender in connection with the collection of the Guaranteed Obligations or any portion thereof or with the enforcement of this Guarantee.

15.                               Intent.  The rights and obligations contained in this Guarantee are intended (i) to cause the Guarantor or a person related to the Guarantor (within the meaning of U.S. Treasury Regulations Section 1.752-4(b)) who is a partner in the Partnership to bear or to be treated as bearing the economic risk of loss (within the meaning of U.S. Treasury Regulations Section 1.752-2) and (ii) to cause the Guarantor to be considered at-risk within the meaning of Section 465 of the Code with respect to the Obligations to the extent of the amount of the Aggregate Guarantee and shall be interpreted consistently therewith.

IN WITNESS WHEREOF, the parties hereto have executed this Guarantee the date and year first written above.

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